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As filed with the Securities and Exchange Commission on July 21, 2004

Registration No. 333-112285

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ABGENIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3248826 (I.R.S. Employer Identification Number)
6701 Kaiser Drive Fremont, California 94555 (510) 608-6500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Raymond M. Withy, PhD.
Chief Executive Officer
Abgenix, Inc.
6701 Kaiser Drive
Fremont, California 94555
(510) 608-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Susan L. Thorner, Esq. Vice President, General Counsel and Secretary Abgenix, Inc. 6701 Kaiser Drive Fremont, California 94555 (510) 608-6500	William H. Hinman, Jr., Esq. Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, CA 94304 (650) 251-5000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        The purpose of this Amendment No. 3 is solely to re-file Exhibit 10.85 to this Registration Statement on Form S-3. Exhibit 10.85 is being re-filed in response to comments received from the SEC as a result of the SEC's review of the Company's confidential treatment request covering certain portions of Exhibit 10.85.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table lists the expenses expected to be incurred in connection with the preparation and filing of the registration statement, including amendments thereto, and the printing and distribution of the prospectus contained therein, all of which will be paid by the registrant. All amounts listed below, other than the SEC registration fee, are estimates.

SEC registration fee	$12,670
Printing and engraving expenses	10,000
Accounting fees and expenses	20,000
Legal fees and expenses	250,000
Transfer agent fees and expenses	—
Miscellaneous expenses	7,330

Total	$300,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require us among other things to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 16. EXHIBITS.

        See Exhibit Index.

ITEM 17. UNDERTAKINGS.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in this registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Abgenix's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California, on July 21, 2004.

ABGENIX, INC.
By:	/s/ RAYMOND M. WITHY, PH.D.
	Name:	Raymond M. Withy, Ph.D.
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in their capacities and on the dates indicated:

Signature	Title	Date
/s/ RAYMOND M. WITHY, PH.D. Raymond M. Withy, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 21, 2004
/s/ BARBARA RICHING Barbara Riching	Senior Director, Finance (Principal Financial and Accounting Officer)	July 21, 2004
* R. Scott Greer	Chairman of the Board of Directors	July 21, 2004
* M. Kathleen Behrens, Ph.D.	Director	July 21, 2004
* Raju S. Kucherlapati, Ph.D.	Director	July 21, 2004
* Kenneth B. Lee, Jr.	Director	July 21, 2004
* Mark B. Logan	Director	July 21, 2004
* Thomas G. Wiggans	Director	July 21, 2004
*By:	/s/ RAYMOND M. WITHY Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Description
3.1(1)	Amended and Restated Certificate of Incorporation of Abgenix, as currently in effect.
3.2(2)	Amended and Restated Bylaws of Abgenix, as currently in effect.
4.1(3)	Specimen Common Stock Certificate.
4.2(4)	Indenture dated March 4, 2002, between State Street Bank and Trust Company of California, N.A. and Abgenix, Inc.
4.3(5)
Amended and Restated Preferred Shares Rights Agreement, dated as of May 9, 2002, between Abgenix, Inc. and Mellon Investor Services, LLC, including the Certificate of Determination, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.
4.4(6)	Amendment No. 1 to Amended and Restated Preferred Shares Rights Agreement, between Abgenix, Inc. and Mellon Investor Services LLC, dated October 29, 2003.
4.6(7)	Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock of Abgenix, Inc.
4.7(7)	Certificate of Designations, Preferences and Rights of Series A-2 Convertible Preferred Stock of Abgenix, Inc.
4.8*	Securities Purchase Agreement, dated as of October 15, 2003, by and between Abgenix, Inc. and AstraZeneca UK Limited.
4.9(8)	Convertible Subordinated Note issued to AstraZeneca UK Limited.
5.1*	Opinion of Simpson Thacher & Bartlett LLP.
10.85++	Collaboration and License Agreement, dated as of October 15, 2003, by and between Abgenix, Inc. and AstraZeneca UK Limited.
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Simpson Thacher & Bartlett LLP (included in Opinion filed as Exhibit 5.1).
24.1*	Power of Attorney.

++
Confidential treatment has been requested for portions of the exhibit. Omitted portions have been filed separately with the Commission.

*
Previously filed.

(1)
Incorporated by reference to the same exhibits filed with Abgenix's Annual Report on Form 10-K for the year ended December 31, 2002.

(2)
Incorporated by reference to the same exhibits filed with Abgenix's Annual Report on Form 10-K for the year ended December 31, 2001.

(3)
Incorporated by reference to the same exhibit filed with Abgenix's Registration Statement on Form S-1 (File No. 333-49415).

(4)
Incorporated by reference to the same exhibits filed with Abgenix's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(5)
Incorporated by reference to the same exhibits filed with Abgenix's Amendment No. 2 to its Registration Statement on Form 8-A (File Number 000-24207).

(6)
Incorporated by reference to the same exhibit filed with Abgenix's Amendment No. 3 to its Registration Statement on Form 8-A (File No. 000-24207).

(7)
Incorporated by reference to the same exhibit filed with Abgenix's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

(8)
Incorporated by reference to the same exhibit filed with Abgenix's Annual Report on Form 10-K for the year ended December 31, 2003.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
ITEM 16. EXHIBITS.
ITEM 17. UNDERTAKINGS.
SIGNATURES
INDEX TO EXHIBITS